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                                                                    EXHIBIT 10.4

PROMISSORY NOTE
(Fixed Rate)
$1,200,000.00                                     October 9, 2001
                                                  Santa Clara, California

FOR VALUE RECEIVED, the undersigned, INTERNATIONAL MICROCOMPUTER SOFTWARE, INC., a California corporation ("Borrower"), promises to pay to SILICON VALLEY BANK, a California banking corporation ("Lender"), or order, at its office at 3003 Tasman Avenue, Santa Clara, California, 95054 or at such other place as Lender from time-to-time designates in writing, in lawful money of the United States of America, the principal amount of ONE MILLION TWO HUNDRED THOUSAND AND NO/lOOTHS DOLLARS ($1,200,000.00), together with interest on the unpaid principal amount hereof from the date hereof, at the Applicable Rate provided below.

This Note is being delivered pursuant to the terms of a Restructure Agreement of even date herewith executed by Lender, Borrower, and by other parties as specified therein. The Restructure Agreement modifies the terms of that certain Loan and Security Agreement ("Loan Agreement") dated November 3, 1999 executed by Borrower and Lender.

Payment. Borrower will pay this loan in 12 principal payments of One Hundred Thousand Dollars ($100,000) each. Borrower's first principal payment is due on the last date of the month on which this Note is executed ("Initial Payment Date"), and all subsequent principal payments are due on the same day of each month after that. In addition, Borrower will pay regular monthly payments of all accrued unpaid interest due as of each payment date, beginning on the Initial Payment Date, with all subsequent interest payments to be due on the same day of each month after that. Borrower's final payment will be due twelve months from the date on which this Note is executed, and will be for all principal and all accrued interest not yet paid. Unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid collection costs (including without limitation attorneys fees) and any late charges, then to any unpaid interest, and any remaining amount to principal. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing.

Interest.

Rate. The interest rate to be applied to the unpaid principal balance of this Note will be at a rate of Twelve Percent (12%) per annum from the date hereof.

Computation. The annual interest rate for this Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.

Prepayment. Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments of less than the full amount owing under this Note will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments under the payment schedule. Rather, early payments will reduce the principal balance due and may result in Borrower's making fewer payments. Borrower agrees not to send Lender payments marked "paid in full", "without recourse", or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to Lender as specified below.


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Late Charge. If a payment is 5 days or more late Borrower will be charged 5.000%
of the unpaid portion of the regularly scheduled payment.

Interest After Default. Upon default, including failure to pay upon final maturity, at Lender's option, and if permitted by applicable law, Lender may add any unpaid accrued interest to principal and such sum will bear interest therefrom until paid at the rate provided in this Note (including any increased rate). Upon Borrower's failure to pay all amounts declared due pursuant to this section, Lender, at its option, may, if permitted under applicable law, increase the variable interest rate on this Note to six percentage points over the Rate specified above.

Default. Each of the following shall constitute an event of default ("Event of Default") under this Note:

Payment Default. Borrower fails to make any payment when due under this Note.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note, in the Restructure Agreement in the Loan Agreement or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower; or if an event of default occurs thereunder.

Guaranty. The revocation or termination of any guaranty of this Note or of the Loan Agreement.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower's behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Insolvency. The dissolution or termination of Borrower's existence as a going business, the insolvency of borrower, the appointment of a receiver for any part of Borrower's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower's accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any Guarantor of any of the indebtedness or any Guarantor dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness.

Change in Ownership. Any change in ownership of twenty-five percent (25%) or more of the common stock of Borrower except for the Merger Transaction referred to in the Restructure Agreement.

Adverse Change. A material adverse change occurs in Borrower's financial condition, or Lender believes the prospect of payment or performance of this
Note is impaired.

Lender's Rights. Upon default, Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due and payable. In addition Lender may enforce its rights under the Loan Agreement and under any guaranty thereof or hereof.


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Attorneys' Fees; Expenses. Borrower agrees to pay all fees and costs including without limitation attorneys' fees and costs which may be incurred by Lender in connection with or related to the enforcement of this Note and Lender's rights hereunder whether or not legal action is commenced. In the event of any action to enforce this Note and Lender's rights hereunder (whether in state, federal or Bankruptcy Court) Borrower agrees to pay all expenses incurred by Lender including without limitation attorneys' fees and costs.

Collateral. Borrower acknowledges this Note is secured by (i) the terms of the Loan Agreement, (ii) the terms of an Intellectual Property Security Agreement executed by Borrower dated November 3, 1999, and (iii) the terms of a Pledge Agreement executed by Borrower.

Guaranty. Borrower acknowledges that this Note is guaranteed by a Limited Guaranty executed by ArtToday.com, Inc.

Notices. Any notice, demand or request required hereunder shall be given in writing (at the addresses set forth below) by any of the following means: (a) personal service; (b) electronic communication, whether by telex, telegram or telecopying; (c) overnight courier; or (d) registered or certified, first class U.S. mail, return receipt requested.

To Borrower:                                      To Bank:

International Microcomputer Software, Inc.        Silicon Valley Bank
75 Rowland Way                                    3003 Tasman Drive
Novato, California  94945                         Santa Clara, California 95054
Attn: Geoffrey Koblick, President                 Attn:
Fax: (415) 897-2544                               Fax: (408)

Such addresses may be changed by notice to the other parties given in the same manner as above provided. Any notice, demand or request sent pursuant to either subsection (a) or (b), above, shall be deemed received upon such personal service or upon dispatch by electronic means. Any notice, demand or request sent pursuant to subsection (c), above, shall be deemed received on the business day immediately following deposit with the overnight courier, and, if sent pursuant to subsection (d), above, shall be deemed received forty-eight (48) hours following deposit into the U.S. mail.

No electronic record or electronic signature (other than a telex or telecopy) shall be deemed to be a writing so as to satisfy any requirement under this Note that any agreement, waiver, notice or other instrument under or pursuant hereto be in writing.

Miscellaneous.

Headings; Gender. The headings of the paragraphs of this Note are inserted for convenience only and shall not be deemed to constitute a part hereof. All words and phrases shall be taken to include the singular or plural number, and the masculine, feminine or neuter gender, as may fit the case.

Waiver.

Borrower for itself and for its successors, personal representatives, heirs and assigns, all guarantors, endorsers and signers, and their respective successors, personal representatives, heirs and assigns (collectively the "Obligated Parties"), hereby waives all valuation and appraisement privileges, presentment and demand for payment, protest, notice of protest and nonpayment, dishonor and notice of


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dishonor, bringing of suit, lack of diligence or delays in collection or enforcement of this Note and notice of the intention to accelerate.

Borrower for itself and the other Obligated Parties agrees that it shall remain obligated notwithstanding the release of any party liable, the release of any security for debt, the taking of any additional security and any other indulgence or forbearance.

Borrower for itself and the other Obligated Parties agrees (i) that this Note and any or all payments coming due hereunder may be extended or renewed from time-to-time without in any way affecting or diminishing its liability hereunder and (ii) that the Note may be modified without the consent of or notice to anyone other than the party with whom the modification is made.

Severability. If any provision of this Note or any payments pursuant to the terms hereof shall be invalid or unenforceable to any extent, the remainder of this Note and any other payments hereunder shall not be affected thereby and shall be enforceable to the greatest extent permitted by law.

No Waiver. No failure or delay by Lender or its assigns in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Assignability. This Note shall be binding upon Borrower and Borrower's representatives, successors and assigns and shall inure to the benefit of Lender, its successors and assigns, and their successors and assigns and respective personal representatives, successors and assigns according to the context hereof, except that Borrower shall not have the right to assign the obligations contained in this Note. Notice is hereby waived with respect to any such assignment.

Joint and Several Obligations. If this Note is executed by more than one person or entity as Borrower, the obligations of each such person or entity shall be joint and several. If Borrower is a partnership, all general partners of Borrower, whether or not signatory hereto, shall be directly and personally liable hereunder, jointly and severally. This Note is executed with full recourse to all assets of each person or entity constituting Borrower or, if Borrower is a partnership, each person or entity which is a general partner of Borrower. No such person shall be a mere accommodation maker, and each such person shall be primarily and directly liable hereunder.

Governing Law and Venue. This Note shall be governed by and construed under the laws of the State of California. Jurisdiction and venue shall be appropriate in any state court within the City and County of San Francisco, State of California, or the County of Santa Clara, State of California, or the federal courts located in the Northern District of California, at Lender's election. Borrower waives any right Borrower may have to assert the doctrine of forum non-conveniens or to object to such venue and hereby consents to the jurisdiction of such courts and to any court-ordered relief.


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Time. Time is of the essence of this Note and each provision hereof. Whenever in this Note the term "day" is used, it means a calendar day, unless the term "business day" is used, in which case the term "business day" shall mean a day on which Lender is open for its usual banking business, other than a Saturday or Sunday.

WAIVER OF JURY TRIAL. BORROWER HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS NOTE, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF, OR ANY OTHER CLAIM OR DISPUTE HOWSOEVER ARISING (INCLUDING TORT AND CLAIMS FOR BREACH OF DUTY), BY BORROWER.

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IN WITNESS WHEREOF, the undersigned has executed and delivered this Note as of the date and year first above written.

BORROWER:

INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.
a California corporation

By:  /s/ MARTIN WADE III
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Its: CEO
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By:
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Its:
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